EXHIBIT 99.2

The Joint Corp. Announces Inducement Grants under Nasdaq Listing Rule 5635(c)(4)

SCOTTSDALE, Ariz., Oct. 15, 2024 (GLOBE NEWSWIRE) -- The Joint Corp. (NASDAQ: JYNT) (“The Joint or “the Company”), the nation’s largest franchisor of chiropractic care through The Joint Chiropractic® network, today announced that it granted equity awards on October 14, 2024 as a material inducement to the employment of the Company’s newly hired President and Chief Executive Officer, Sanjiv Razdan.

In connection with the appointment of Razdan as President and Chief Financial Officer on October 14, 2024, the Company granted Razdan employment inducement awards consisting of (a) 38,059 stock options and (b) 38,059 time-based restricted stock awards, each with an effective grant date of October 14, 2024. The stock options will have an exercise price of $10.51 per share and vest 25% on each of the first four anniversaries of the date of grant, subject to Razdan’s continuous employment with the Company on each vesting date. The restricted stock awards will vest 25% on each of the first four anniversaries of the date of grant, subject to Razdan’s continuous employment on each vesting date.

The inducement awards to Razdan were granted as a material inducement to his employment and were approved by the Company’s Board of Directors in accordance with Nasdaq Listing Rule 5635(c)(4). The awards were granted outside of the Company’s 2024 Incentive Stock Plan.

About The Joint Corp. (NASDAQ: JYNT)

The Joint Corp. (NASDAQ: JYNT) revolutionized access to chiropractic care when it introduced its retail healthcare business model in 2010. Today, it is the nation's largest operator, manager and franchisor of chiropractic clinics through The Joint Chiropractic network. The company is making quality care convenient and affordable, while eliminating the need for insurance, for millions of patients seeking pain relief and ongoing wellness. With more than 950 locations nationwide and over 13 million patient visits annually, The Joint Chiropractic is a key leader in the chiropractic industry. Consistently named to Franchise Times “Top 500+ Franchises” and Entrepreneur’s “Franchise 500” lists and recognized by FRANdata with the TopFUND award, as well as Franchise Business Review’s “Top Franchise for 2023,” “Most Profitable Franchises” and “Top Franchises for Veterans” ranking, The Joint Chiropractic is an innovative force, where healthcare meets retail.

For more information, visit www.thejoint.com. To learn about franchise opportunities, visit www.thejointfranchise.com

The Joint Company Structure

The Joint Corp. is a franchisor and an operator of clinics in Arkansas, California, Colorado, District of Columbia, Florida, Illinois, Kansas, Kentucky, Maryland, Michigan, Minnesota, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Rhode Island, South Dakota, Tennessee, Washington, West Virginia and Wyoming, The Joint Corp. and its franchisees provide management services to affiliated professional chiropractic practices.

Media Contact: Margie Wojciechowski, The Joint Corp., margie.wojciechowski@thejoint.com

Investor Contact: Kirsten Chapman, LHA Investor Relations, 415-433-3777, thejoint@lhai.com